Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3, No. 333-     ) and related Prospectus of BioCryst Pharmaceuticals, Inc. for the registration of a proposed maximum aggregate offering price of $60,000,000 of its common stock and to the incorporation by reference therein of our report dated January 24, 2003, with respect to the financial statements of BioCryst Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Birmingham, Alabama
December 12, 2003